UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2009

TIGERLOGIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-16449	94-3046892
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

25A Technology Drive

Irvine, CA 92618

(Address of principal executive offices, Zip Code)

Registrant’s telephone number, including area code: (949) 442-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 3, 2009, the Board of Directors (the “Board”) of TigerLogic Corporation (the “Company”) approved a compensation program for the non-employee members of the Board effective that same date that provides for the following cash payments. Each non-employee director will be entitled to receive $1,000 for each Board meeting attended in-person; $500 for each Board meeting attended telephonically; and $250 for each meeting of the Committees of the Board. The Company will also reimburse the non-employee directors for travel costs incurred to attend in-person Board meetings. Richard W. Koe, the Company’s Chairman and Interim President and Chief Executive Officer, is not eligible to participate in this compensation program for so long as he is an employee of the Company.

In addition, on June 3, 2009, the Board approved a stock option award to Philip D. Barrett, a director of the Company, to purchase up to 50,000 shares of the Company’s common stock under the Company’s 2009 Equity Incentive Plan and a standard form of agreement thereunder. In accordance with the Company’s policy, the grant date for this option is June 4, 2009 and the exercise price of the option is $2.75 per share, which is the market closing price of the Company’s common stock on June 4, 2009. One-fourth of the shares subject to the option vests on the one year anniversary of the grant date, and 1/48th of the shares subject to the option vests in equal monthly installments thereafter. The shares subject to the option will become fully vested in the event of a change in control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIGERLOGIC CORPORATION

Dated: June 5, 2009	By:	/s/ Thomas Lim
Thomas Lim
Chief Financial Officer